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   July 22, 1999


                                         K2 Inc. (NYSE:KTO) announces
                                         acquisition of Ride, Inc. (OTC:RIDE)





                  Los Angeles, California -July 22, 1999 - K2 Inc. (NYSE:KTO) today announced that it has signed a definitive agreement to acquire Ride Inc. (OTC:RIDE), a Preston Washington-based designer and manufacturer of snowboard equipment, apparel and accessories under the Ride, Liquid, 5150, Smiley and FullTilt brand names. The all stock transaction is expected to be accretive to K2 earnings during 2000, if integration can be accomplished as planned.

                  "This acquisition will enable us to create one of the strongest snowboard organizations in the world," said Richard M. Rodstein, K2 president and chief executive officer. "This is an exciting acquisition of one of the early innovators in the snowboard business. Ride's demonstrated ability to design innovative and high quality snowboards, strap and step-in bindings and snowboard boots and apparel has resulted in upward momentum for its brands in the marketplace. While it is our intention to maintain the distinctiveness of the Ride brand, we see exciting opportunities to combine the talents of our companies that will enable us to deliver higher quality products, introduce new products, and raise service levels to our valued customer base. The acquisition creates an opportunity to benefit from a synergistic combination and to leverage each company's strengths in different markets to grow our global presence."

                  "There are many compelling reasons for the company to join forces with K2," added Robert Marcovitch, president and chief executive officer of Ride Inc. "The strong market position of Ride and its family of brands combined with K2's reputation for innovation and financial strength will help solidify the combined company's position in the growing snowboard category. Furthermore, the synergies afforded by the combination will enhance


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Ride's ability to continue to develop and manufacture the technically innovative, superior quality products our customers around the world have come to expect."

                  Under the terms of the agreement, K2 will acquire all outstanding shares of common stock of Ride Inc., in exchange for shares of K2 Inc. common stock. The shareholders of Ride Inc. will receive a fraction of a K2 share with an approximate value of $1.00 for each share of Ride stock owned. The exact exchange ratio will be determined by dividing $1.00 by the market price of K2 stock during a five-day period prior to the merger, but not less than $10 nor more than $12. Based on the current number of Ride Inc. common shares outstanding, the value of the transaction is approximately $14.3 million. In the aggregate, K2 will issue approximately 1.4 million shares at closing and will reserve approximately 324,000 additional shares for possible future issuance on exercise of options and warrants.

                  The merger transaction is expected to close within 100 days and will be accounted for as a purchase. The boards of directors of both companies have approved the agreement. The transaction is subject to the approval of Ride Inc. shareholders and satisfaction of regulatory requirements and other customary terms and conditions K2 Inc. is a leading designer, manufacturer and marketer of brand name sporting goods, other recreational and industrial products. The Company's sporting goods products include well-known names such as K2 and OLIN alpine skis, K2 SNOWBOARDS, BOOTS AND BINDINGS, K2 in-line skates, STEARNS sports equipment, SHAKESPEARE fishing tackle, K2 bikes, AND DANA DESIGN backpacks. K2's other recreational products include Planet Earth skate boards, Adio skateboard shoes and HILTON active apparel. K2's industrial products include SHAKESPEARE extruded monofilaments, marine antennas and fiberglass light poles.

                  This News Release contains forward-looking statements based on K2's current expectations, estimates and projections about the snowboard industry, management's beliefs, and certain assumptions made by us. Words such as "should," "expects," "believes," "may," "will," and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could

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differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference for K2 in connection with the acquisition of Ride include but are not limited to, the risks inherent in acquisitions in the sporting goods market, including the timing and successful completion of product development through production readiness, integration issues, unanticipated expenditures, changing relationships with customers and suppliers, potential contractual, intellectual property or employment issues, and the risk that the acquisition cannot be completed successfully or that anticipated benefits are not realized; risks and uncertainties associated with the weather; the timing, rescheduling or cancellation of significant customer orders; the loss of a significant customer; the availability and pricing of competing products and the resulting effects on sales and pricing of our products; intellectual property disputes; risks and uncertainties associated with international operations; our ability to retain and hire key executives, and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; the quality of our products; business disruptions, claims, expenses and other difficulties resulting from "Year 2000" problems in computer-based systems used by us, our suppliers or our customers; general economic conditions and specific conditions in the markets we address; and other factors.

                  K2's recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.



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